Exhibit 10.1

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July 7, 2023

Mr. Michael Glickman

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Dear Michael,

I am pleased to confirm the offer for you to join Casa Systems, Inc. (the “Company”), in the position of Chief Executive Officer (CEO) at our Corporate Headquarters located in Andover, MA. This is a full-time, regular position, reporting to the Board of Directors of the Company (the “Board”) that will begin on a mutually agreeable date on or before August 1, 2023. The terms of our offer and the benefits currently provided by the Company are as follows:

Within 30 days from your first date of employment with the Company (“Start Date”), the Company will appoint you to the Board. Upon the termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company or any affiliate) without any further required action by you, and you agree to execute any documents necessary to reflect this resignation. During the term of your employment, you shall devote your full business efforts and time to the Company; however, nothing herein shall be construed as preventing you from serving as a member of the board of directors of any non-profit organization (of which the Board shall be notified prior to the commencement of service) or, with the consent of the Board of Directors, of any for-profit organization, in either case subject to and consistent with applicable laws, and your service on boards of non-profits and for-profit organizations in effect as of the date of this Agreement and as to which the Board has been previously notified, may be continued.

Salary. Your starting base salary will be at a rate of $850,000 per year subject to annual review, less applicable taxes and other withholdings in accordance with the Company’s normal payroll schedule.

Sign-On Bonus. You will receive a cash sign on bonus of $300,000 to be paid in the Company’s first payroll run following your Start Date (and in no event later than 15 days following your Start Date), with a repayment requirement should you leave Casa’s employment before 12/31/24; notwithstanding the above, the repayment requirement shall not apply in the event that (i) the Company terminates your employment without Cause (as defined in the Company’s Executive Change in Control and Severance Policy), (ii) you resign your employment with the Company for Good Reason (as defined in the Company’s Executive Change in Control and Severance Policy), or (iii) you leave Casa’s employment due to death or disability (as defined in the Executive Change in Control and Severance Policy).

Casa Systems Inc.• 100 Old River Road• Andover, Massachusetts 01810

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Bonus Incentive. Commencing in 2023, you will be eligible to receive an annual performance-based bonus target of one hundred percent (100.0%) of your annual salary, pursuant to the Company’s bonus program for the 2023 year established under the Company’s executive incentive compensation program; such bonus shall be paid on or before March 15th of the year following the year in which it relates (for example, your 2023 bonus will be paid on or before March 15, 2024). Your participation in this program will be subject to all of the terms and conditions of the program, including without limitation that unless determined otherwise by the Company’s Board of Directors or its Compensation Committee, as applicable, you must remain an employee through the date of payment of the bonus in order to receive such payment. Your target bonus shall be subject to annual review by the Board or its Compensation Committee, as applicable, commencing with the Company’s bonus program for the 2023 year. In addition, your bonus target for 2023 will be pro-rated to reflect the portion of the year that you were employed by the Company.

Bonus Guarantee: Your Bonus Incentive is guaranteed to be no less than 100% of the target amount during (a) the first twelve months that you work for the Company and (b) no less than 50% of the target amount for the remaining pro-rated portion of calendar year 2024.

Restricted Stock Unit Grant. As a material inducement to becoming an employee of the Company, and subject to the approval of the Board (or its Compensation Committee, as applicable), effective as of your Start Date, you will be granted an award of restricted stock units (the “RSU Award”) to cover 2,750,000 shares of the Company’s Common Stock. Each restricted stock unit granted represents the right to receive one share of the Company’s Common Stock upon vesting. Twenty-five percent (25%) of the recommended RSU Award shall be scheduled to vest on each yearly anniversary of your vest base date (assuming your continued employment with the Company on each vesting date) such that the entire RSU Award shall vest over four (4) years (for administrative reasons, the vest base date will be the 5th day of the month following the Start Date). The RSU Award shall be granted as an inducement grant consistent with the requirements of Nasdaq Stock Market Rule 5635(c)(4) instead of pursuant to the Company’s existing equity plan, and will be governed by the terms and conditions of an inducement grant restricted stock unit award agreement. The RSU Award will be subject to any accelerated vesting provisions and other applicable terms set forth in the Change in Control and Severance Policy (the “Acceleration Provisions”).

Annual Grants. On an annual basis beginning in the first grant cycle which occurs after the one (1) year anniversary of the Start Date (i.e., during Q1 or early Q2 2025), you will be eligible to receive annual equity award grants based on assessment by the Compensation Committee of the Board of relevant market comparables and such other factors as it may deem relevant, in its sole discretion.

Casa Systems Inc.• 100 Old River Road• Andover, Massachusetts 01810

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Severance; Acceleration of Vesting in Change of Control. Effective upon your Start Date, you will be entitled to participate in the Executive Change in Control and Severance Policy, which provides for certain severance and acceleration of equity vesting rights.

Employee Benefits. You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The Company reserves the right to terminate, change or otherwise modify, in its sole discretion at any time and for any reason, the preceding benefits and terms of employment.

Relocation Assistance: The Company will provide you with $25,000 to facilitate your relocation from New Jersey to Massachusetts.

Other Agreements: As a condition of your employment, you will be required to sign (a) the Company’s standard Proprietary Information and Inventions Agreement, which includes, among other terms, provisions regarding your assignment of inventions made during your employment at the Company and your non-disclosure of the Company’s proprietary information and (b) the Company’s standard Non-Solicitation Agreement for senior executives.

Ethical Conduct. You will abide by the Company’s Code of Business Conduct and Ethics, the Company’s Employee Handbook and other applicable policies pertaining to intellectual property and other matters.

No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning equity rights granted to you, if any, and the Company’s Proprietary Information and Inventions Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources Department.

At-Will Employment. You will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or

Casa Systems Inc.• 100 Old River Road• Andover, Massachusetts 01810

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without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this offer letter) should be regarded by you as ineffective. Further, your participation in any equity award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chairman of the Board.

Contingent Offer. Your employment will be subject to your execution of the Company’s Proprietary Information and Inventions Agreement relating to non-disclosure of confidential information and assignment of inventions to the Company and the execution of the Company’s standard Non-Solicitation Agreement for senior executives. We also require successful completion of any outstanding reference and background checks and presentation of documentation giving you the right to work in the United States as noted above.

Entire Agreement. This offer letter summarizes the terms of your employment with the Company.

Acceptance. This offer will remain open for your execution through July 8, 2023. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this offer letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and irrevocably agreed to the terms and conditions of this offer letter and the attached documents, if any. The Company’s obligations under this offer are subject to final Board and Compensation Committee approval, which is expected within the next few days.

Michael, we are very excited to enhance our Executive Team with your experience, capabilities and leadership. We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Bruce R. Evans

Bruce R. Evans

Chairman of the Board of Directors

Casa Systems Inc.

Casa Systems Inc.• 100 Old River Road• Andover, Massachusetts 01810

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I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Michael Glickman
Michael Glickman

Date: 7/8/2023

Casa Systems Inc.• 100 Old River Road• Andover, Massachusetts 01810